UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

MYOMO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Portland St. 4th Floor
Boston, Massachusetts		02114
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 996-9058

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Employment Agreement for David Henry

On February 21, 2024, Myomo, Inc. (the “Company”) entered into an amendment (the “Henry Amendment”) to the employment agreement dated April 22,2021 (the "Original Henry Agreement") with David Henry, the Chief Financial Officer of the Company, effective on February 21, 2024. Pursuant to the Henry Amendment, Mr. Henry shall (i) receive a base salary of $260,000, and (ii) be eligible to receive an annual incentive compensation of up to 55% of his base salary, with the actual amount to be determined by the Compensation Committee of the Board of Directors of the Company.

As set forth in the Henry Amendment, in the event of a termination without cause which occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by Mr. Henry shall immediately accelerate and become fully exercisable or non-forfeitable as of the closing date of such change in control. In addition, the measurement date for any performance-based stock awards shall be accelerated to the closing date of the change in control. Should Mr. Henry be entitled to vesting of all or a portion of such performance-based stock awards, such earned portion shall accelerate and become fully exercisable or non-forfeitable as of the closing date of such change in control.

Except as amended by the Henry Amendment, all other provisions of the Original Henry Agreement remain in full force and effect.

The forgoing description of the Henry Amendment does not purport to be complete and is qualified in its entirety by the full text of the Henry Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Amended and Restated Change of Control and Severance Agreement for Harry Kovelman

On February 21, 2024, the Company entered into an amended and restated change of control and severance agreement (the “Amended Kovelman Agreement”) with Harry Kovelman, the Chief Medical Officer of the Company, effective on February 21, 2024, which amends and restates that certain Change of Control and Severance Agreement between the Company and Harry Kovelman, dated September 24, 2020. The term of the Amended Kovelman Agreement is for the period of Mr. Kovelman's employment with the Company.

Pursuant to the Amended Kovelman Agreement, in the event of termination without cause, the Company shall provide to Mr. Kovelman (i) 50% of his annual salary plus a pro-rata portion of his annual incentive bonus for the year (the "Severance Amount"), (ii) a monthly cash payment for six months or Mr. Kovelman's’ Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Kovelman if he had remained employed by the Company, subject to Mr. Kovelman participating in the Company’s group health plan immediately prior to the date of termination and electing COBRA health continuation, and (iii) the vesting of all stock options and other stock-based awards held by Mr. Kovelman that would have vested if employment had continued for six additional months. The amounts payable above shall be paid out in equal installments over 6 months commencing within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid by the last day of such 60-day period. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then Mr. Kovelman is entitled to receive the payments referred to above, except that such payments shall occur in equal installments over nine months. Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by Mr. Kovelman shall immediately accelerate and become fully exercisable or non-forfeitable as of the closing date of such change of control. In addition, the measurement date for any performance-based stock awards shall be accelerated to the closing date of such change in control. Should Mr. Kovelman be entitled to vesting of all or a portion of such performance-based stock awards, such earned portion shall accelerate and become fully exercisable or non-forfeitable as of the closing date of such change in control.

The forgoing description of the Amended Kovelman Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended Kovelman Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01.

(d) Exhibits

The following exhibits related to Item 5.02 are attached hereto:

Exhibit No.	Description

10.1	Amended Employment Agreement by and between Myomo, Inc. and David Henry dated February 21, 2024.
10.2	Amended and Restated Change in Control and Severance Agreement by and between Myomo, Inc. and Harry Kovelman dated February 21, 2024.
104	The cover page from the Company’s Form 8-K dated February 21, 2024, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date:	February 22, 2024	By:	/s/ David A. Henry
David A. Henry Chief Financial Officer